UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 31, 2018

BSQUARE CORPORATION

(Exact name of Registrant as specified in its charter)

Washington	000-27687	91-1650880
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 110th Ave NE, Suite 300

Bellevue, WA 98004

425-519-5900

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

           Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 31, 2018, the Board of Directors (the “Board”) of BSQUARE Corporation (the “Company”), upon recommendation of the Compensation Committee of the Board (the “Compensation Committee”), approved the payment to Kevin Walsh, the Company’s Acting Chief Executive Officer, of a monthly bonus equal to $6,075.47 retroactive to the effective date of Mr. Walsh’s appointment as Acting Chief Executive Officer on May 9, 2018 and payable so long as Mr. Walsh serves in such capacity.

In addition, on May 31, 2018, the Board appointed Giles Frith as the Company’s Chief Operating Officer and, upon recommendation of the Compensation Committee, approved an increase in the annual base salary for Mr. Frith to $250,000, effective immediately.

Mr. Frith joined the Company in September 2016 as Vice President of Customer Solutions. Prior to joining the Company, from August 2014 to September 2016, Mr. Frith served as Vice President of Customer Operations and Success at Blue Box Group, Inc. (acquired by IBM in 2015), and from July 2012 to August 2014 he served as Vice President of Services and Customer Success at Tier 3 Inc. (acquired by CenturyLink Technology Solutions in 2013). Prior to that, Mr. Frith worked at Accenture from 1999 to July 2012 managing a variety of technology programs across different industries. Mr. Frith received a Bachelor of Science in Industrial Engineering with a minor in Management Information Systems from Pennsylvania State University.

Pursuant to an employment letter agreement with Mr. Frith dated August 31, 2016 and amended June 5, 2018, by which he was initially appointed as the Company’s Vice President of Customer Solutions, Mr. Frith was entitled to receive an annual salary of $215,000, was granted 5,000 restricted stock units (“RSUs”) (with 25% vesting on the first anniversary of the grant date, and the balance vesting in equal annual installments for three years thereafter), and non-qualified stock options to purchase 80,000 shares of the Company’s common stock (with 25% vesting on the first anniversary of the grant date, and the balance vesting in equal annual installments for three years thereafter), and is eligible to receive an annual bonus under the Company’s Annual Bonus Program equal to 35% of his annual salary at 100% achievement. He also received a signing bonus of $40,000 and is eligible to participate in the Company’s employee benefits plans.  Pursuant to the employment letter agreement, in the event Mr. Frith’s employment is terminated by the Company when neither cause nor long term disability exists (as such terms are defined in the employment letter agreement), subject to execution of a release by Mr. Frith of any employment-related claims, he shall be entitled to receive severance equal to six months of his then annual base salary, continued COBRA coverage at the Company’s expense for a period of six months following his termination date and a pro rata portion of his annual bonus as determined by the Compensation Committee, payable on the Company’s regular payroll schedule. Immediately prior to a change of control of the Company (as defined in the employment letter agreement), all of Mr. Frith’s unvested stock options and RSUs shall become fully vested and immediately exercisable.  In addition, if, within nine months after a change of control of the Company, Mr. Frith’s employment is terminated when neither cause nor long term disability exists or Mr. Frith terminates his employment for good reason (as defined in the employment letter agreement), subject to execution of a release by Mr. Frith of any employment-related claims, he shall be entitled to receive a one-time lump sum severance payment equal to nine months of his then annual base salary, 66% of his target annual bonus, and continued COBRA coverage at the Company’s expense for a period of nine months following his termination date.

Furthermore, on June 5, 2018, the Company entered into an amendment to the employment letter agreement dated August 31, 2016 between the Company and David Wagstaff, the Company’s Chief Technology Officer, to eliminate the tax “gross up” payment to which Mr. Wagstaff was previously entitled in the event that payments under his employment letter agreement would subject him to the parachute excise tax pursuant to Section 280G of the Internal Revenue Code.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BSQUARE CORPORATION

Date: June 5, 2018	By:	/s/ Peter J. Biere
Peter J. Biere
Chief Financial Officer, Assistant Secretary and Treasurer